NEWS RELEASE

The Hartford Reports Second Quarter 2016 Net Income Of $0.54 Per Diluted Share And Core Earnings Of $0.31 Per Diluted Share

•	Net income decreased 48% and core earnings* decreased 69% from second quarter 2015 principally due to lower property and casualty (P&C) underwriting results and lower net investment income

•	Net income per diluted share decreased 44% and core earnings per diluted share* decreased 66% from second quarter 2015

•
Commercial Lines combined ratio was 95.0, up 2.8 points from second quarter 2015 reflecting higher current accident year losses, including catastrophe losses; combined ratio before catastrophes and prior accident year loss reserve development (PYD)* was 89.8, a 1.4 point deterioration over second quarter 2015 due to higher property losses and underwriting expenses, partially offset by better workers' compensation results

•
Personal Lines combined ratio was 112.6, up 13.4 points from second quarter 2015 primarily due to deterioration in prior and current accident year automobile results; combined ratio before catastrophes and PYD was 94.2, a 5.1 point deterioration from second quarter 2015

•	Book value per diluted share was $47.02, up 9% from Dec. 31, 2015; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $44.74, a 2% increase from Dec. 31, 2015

•	During second quarter 2016, the company repurchased 7.8 million common shares for a total of $350 million

HARTFORD, Conn., July 28, 2016 – The Hartford (NYSE:HIG) reported net income of $216 million in second quarter 2016 ended June 30, a decrease of $197 million from second quarter 2015, principally due to lower P&C underwriting results and lower net investment income. P&C underwriting losses deteriorated $159 million, after-tax, compared with second quarter 2015 largely due to higher unfavorable PYD for the Personal Lines automobile and run-off asbestos and environmental (A&E) lines, higher catastrophe losses and lower current accident year Personal Lines automobile results. Net investment income declined $40 million, after-tax, compared with second quarter 2015 primarily due to a $35 million, after-tax, decline in investment income from limited partnerships and other alternative investments (LPs). These items, in addition to a $48 million tax benefit in second quarter last year, were the principal drivers of the decrease in core earnings from $389 million in second quarter 2015 to $122 million in second quarter 2016.

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

Second quarter 2016 net income per diluted share was $0.54, a decrease of 44% compared with net income per diluted share of $0.96 in second quarter 2015 due to the decrease in net income slightly offset by fewer shares outstanding. Second quarter 2016 weighted average diluted common shares outstanding declined 7% from second quarter 2015 as a result of the company's equity repurchases over the last year. Second quarter 2016 core earnings per diluted share decreased 66% to $0.31 compared with $0.91 in second quarter 2015.
"Although many of our segments continued to generate solid results, the second quarter bottom line was disappointing, principally due to Personal Lines auto and P&C Other Operations asbestos and environmental," said The Hartford's Chairman and CEO Christopher Swift. "While underlying margins remain strong in Commercial Lines and Group Benefits, competition is increasingly aggressive and we continue to feel pressure on investment income due to lower interest rates."

The Hartford's President Doug Elliot added, "Commercial Lines had a strong quarter as we remain intensely focused on maintaining underwriting discipline. Group Benefits had slightly higher life severity, but we remain pleased with overall margins and results. In Personal Lines, adverse auto liability claims experience has contributed to approximately 5 points of deterioration in our estimate of underlying 2016 auto margins. As a result, our outlook for the 2016 Personal Lines combined ratio before catastrophes and prior year development has increased to a range of 93.0 to 94.0."

Swift concluded, "Looking forward, we expect the environment to remain challenging. Our primary objectives are to maintain margins in Commercial Lines and Group Benefits and to improve Personal Lines results. We remain confident that we are taking the right approach in this environment, emphasizing underwriting discipline over growth. With our strong capital generation and solid balance sheet, we have the financial flexibility to invest for the future in order to continue to strengthen our franchise and to create long-term shareholder value."

CONSOLIDATED FINANCIAL SUMMARY

($ in millions except per share data)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change¹
Net income	$216	$413	(48)%
Less: Unlock benefit, before tax	18	47	(62)%
Less: Net realized capital gains including DAC, before tax, excluded from core earnings	51	6	NM
Less: Restructuring and other costs, before tax	—	(2)	100%
Less: Loss on extinguishment of debt, before tax	—	(21)	100%
Less: Net reinsurance gain on dispositions, before tax	—	8	(100)%
Less: Income tax benefit (expense)	25	(14)	NM
Core earnings	$122	$389	(69)%
Weighted average diluted common shares outstanding	398.6	428.1	(7)%
Net income per diluted share²	$0.54	$0.96	(44)%
Core earnings per diluted share²	$0.31	$0.91	(66)%
Select operating data:
Net investment income	$735	$796	(8)%
Annualized investment yield, before tax, excluding LPs	4.1%	4.1%	—
Combined ratio by segment:
Commercial Lines	95.0	92.2	(2.8)
Personal Lines	112.6	99.2	(13.4)
P&C combined ratio	112.0	102.8	(9.2)
Impact of catastrophes and prior year development (PYD) on combined ratio	20.4	13.9	(6.5)
P&C combined ratio before catastrophes and PYD	91.7	88.9	(2.8)
Group Benefits net income margin	6.0%	6.3%	(0.3)%
Group Benefits core earnings margin*	5.1%	6.3%	(1.2)%
Book value per diluted share	$47.02	$42.86	10%
Book value per diluted share (ex. AOCI)	$44.74	$42.41	5%
Net income ROE	7.3%	8.8%	(17)%
Core earnings ROE*	7.4%	9.6%	(23)%
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares

SEGMENT RESULTS

	Three Months Ended
($ in millions)	Jun 30 2016		Jun 30 2015		Change
	Net income	Core earnings	Net income	Core earnings	Net income	Core earnings
P&C segments:
Commercial Lines	$240	$224	$259	$264	$(19)	$(40)
Personal Lines	(53)	(55)	41	42	(94)	(97)
P&C Other Operations	(154)	(154)	(111)	(113)	(43)	(41)
Property & Casualty	33	15	189	193	(156)	(178)
Group Benefits	55	46	56	56	(1)	(10)
Mutual Funds	20	20	22	22	(2)	(2)
Sub-total	108	81	267	271	(159)	(190)
Talcott Resolution	104	91	217	171	(113)	(80)
Corporate	4	(50)	(71)	(53)	75	3
Total	$216	$122	$413	$389	$(197)	$(267)

Second quarter 2016 net income and core earnings included the following items that increased (decreased) net income and core earnings compared with second quarter 2015:

	Three Months Ended
($ in millions except per share data)	Jun 30 2016		Jun 30 2015		Change
	Net income	Core earnings	Net income	Core earnings	Net income	Core earnings
A&E PYD, after-tax	$(174)	$(174)	$(134)	$(134)	$(40)	$(40)
PYD (excluding A&E), after-tax	(54)	(54)	(14)	(14)	(40)	(40)
Litigation resolution, after-tax	—	—	13	13	(13)	(13)
Unlock benefit, after-tax	12	—	31	—	(19)	—
Tax benefit (Talcott)	—	—	48	48	(48)	(48)
Tax benefit (Corporate)	53	—	—	—	53	—
Net investment income on LPs, after-tax	26	26	61	61	(35)	(35)
Net realized capital gains, after-tax	30	—	4	—	26	—
Net increase (decrease)	$(107)	$(202)	$9	$(26)	$(116)	$(176)
Per diluted share	$(0.27)	$(0.51)	$0.02	$(0.06)	$(0.29)	$(0.45)

Current accident year catastrophe losses, after-tax	$120	$120	$90	$90	$(30)	$(30)

SEGMENT HIGHLIGHTS

Commercial Lines

($ in millions)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
Net income	$240	$259	(7)%
Underwriting gain*	$82	$126	(35)%
Net investment income	$226	$239	(5)%
Combined ratio	95.0	92.2	(2.8)
Small Commercial	92.2	89.2	(3.0)
Middle Market	99.8	94.5	(5.3)
Specialty Commercial	92.8	100.4	7.6
Impact of catastrophes and PYD on combined ratio	5.2	3.9	(1.3)
Combined ratio before catastrophes and PYD	89.8	88.4	(1.4)
Small Commercial	86.9	85.1	(1.8)
Middle Market	91.9	89.3	(2.6)
Specialty Commercial	95.4	98.8	3.4
Written premiums	$1,669	$1,655	1%
Standard Commercial renewal written pricing increases	2%	3%	(1.0)

    Commercial Lines net income in second quarter 2016 declined to $240 million from $259 million in second quarter 2015, primarily due to decreases in both underwriting gain and net investment income, partially offset by increased net realized capital gains, after-tax. Commercial Lines underwriting gain was $82 million, before tax, in second quarter 2016 for a 95.0 combined ratio compared with a second quarter 2015 underwriting gain of $126 million, before tax, for a 92.2 combined ratio. The decrease in underwriting gain reflects lower current accident year results, including higher catastrophe losses, partially offset by lower unfavorable PYD. Before catastrophes and PYD, second quarter 2016 underwriting gain decreased by $21 million, before tax, compared with second quarter 2015 due to higher property losses and underwriting expenses, partially offset by improved workers’ compensation results.

Second quarter 2016 combined ratio deteriorated 2.8 points from second quarter 2015 reflecting a 2.2 point increase in catastrophe losses and a 1.4 point deterioration in the combined ratio before catastrophes and PYD, partially offset by a 0.9 point decline in unfavorable PYD. The Commercial Lines combined ratio before catastrophes and PYD increased 1.4 points to 89.8 in second quarter 2016 compared with second quarter 2015, reflecting a 1.8 point deterioration in Small Commercial to 86.9, a 2.6 point deterioration in Middle Market to 91.9 and a 3.4 point improvement in Specialty Commercial to 95.4.

Small Commercial combined ratio for second quarter 2016 was 92.2, an increase of 3.0 points compared with 89.2 in second quarter 2015, principally due to margin deterioration in package business, including higher property losses, partially offset by improved workers’ compensation results. Middle Market combined ratio was 99.8, an increase of 5.3 points from 94.5 in second quarter 2015, primarily due to higher property losses and a higher expense ratio. Specialty Commercial combined ratio improved 7.6 points to 92.8 compared with 100.4 in second quarter 2015, due to better underwriting results in National Accounts.

Second quarter 2016 Commercial Lines written premiums were $1,669 million, an increase of 1% from second quarter 2015 reflecting growth in Small Commercial, partially offset by a decline in Specialty Commercial. Second quarter 2016 Standard Commercial renewal written price increases averaged 2%, resulting from a 3% increase in Small Commercial and a 1% increase in Middle Market, exclusive of specialty programs and livestock lines of business.

Personal Lines

($ in millions)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
Net income (loss)	$(53)	$41	NM
Underwriting gain (loss)	$(123)	$8	NM
Net investment income	$33	$34	(3)%
Combined ratio	112.6	99.2	(13.4)
Automobile	117.0	98.3	(18.7)
Homeowners	102.4	100.7	(1.7)
Impact of catastrophes and PYD on combined ratio	18.5	10.0	(8.5)
Combined ratio before catastrophes and PYD	94.2	89.1	(5.1)
Automobile	102.7	96.6	(6.1)
Homeowners	74.2	72.6	(1.6)
Written premiums	$992	$1,009	(2)%
Renewal written pricing increases
Automobile	7%	6%	1.0%
Homeowners	9%	8%	1.0%

Personal Lines results in second quarter 2016 deteriorated to a net loss of $53 million from net income of $41 million in second quarter 2015, primarily due to deterioration in underwriting results and a $13 million, after-tax, benefit from the resolution of litigation in second quarter 2015. Underwriting loss was $123 million, before tax, in second quarter 2016 for a combined ratio of 112.6 compared with second quarter 2015 underwriting gain of $8 million for a combined ratio of 99.2. The second quarter 2016 underwriting loss was primarily a result of unfavorable PYD of $76 million, before tax, compared with no net PYD in second quarter 2015. In addition, current accident year underwriting results before catastrophes decreased $48 million, before tax, from second quarter 2015, primarily due to deterioration in automobile underwriting results and higher homeowners losses. The unfavorable PYD is due to higher than expected liability frequency and severity, primarily in accident year 2015, and the deterioration in current accident year automobile underwriting results is consistent with the adverse trends emerging in accident year 2015. Catastrophe losses did not have a material impact on the deterioration in underwriting results, increasing $7 million, before tax, over second quarter 2015 to $104 million before tax. Underwriting expenses declined $14 million, before tax, due to lower direct marketing costs as we target better performing customer segments.

Second quarter 2016 combined ratio deteriorated 13.4 points from second quarter 2015 reflecting unfavorable PYD of 7.8 points, a 6.8 point deterioration in current accident year results before catastrophes and a 0.7 point increase in catastrophes, partially offset by a lower expense ratio. In total, PYD and catastrophes comprised 18.5 points of the combined ratio in second quarter 2016 compared with 10.0 points in second quarter 2015. Second quarter 2016 combined ratio before catastrophes and PYD of 94.2 deteriorated 5.1 points from second quarter 2015 reflecting higher automobile liability frequency and severity experience compared to both the prior year and to original pricing assumptions for 2016. The company is addressing the deterioration in automobile underwriting experience with increased rates, agency and direct marketing actions and underwriting actions.

Second quarter 2016 Personal Lines written premiums declined 2% compared with second quarter 2015 to $992 million, reflecting a 10% decrease in Agency partially offset by 1% growth in AARP Direct. New business declined in both AARP Direct and Agency as a result of actions taken to improve profitability, including increasing rates. Automobile new business premium declined 14% compared with second quarter 2015, while homeowners declined 28%. Renewal written price increases in second quarter 2016 averaged 7% in automobile and 9% in homeowners, each 1.0 point higher than in second quarter 2015.
P&C Other Operations
P&C Other Operations net loss in second quarter 2016 increased by $43 million, after-tax, to $154 million compared with $111 million in second quarter 2015 due to a $40 million, after-tax, increase in unfavorable PYD as a result of the company's annual ground-up reserve study for its run-off A&E reserves. The unfavorable asbestos PYD of $197 million in second quarter 2016 was principally due to greater than expected mesothelioma claim filings for a small percentage of defendants in specific, adverse jurisdictions. As a result, aggregate indemnity and defense costs have not declined as expected. The unfavorable environmental PYD of $71 million was primarily due to deterioration associated with the tendering of new sites for policy coverage, increased defense costs stemming from individual bodily injury liability suits, and increased clean-up costs associated with waterways.
P&C Other Operations core losses increased $41 million, after-tax, in second quarter 2016 to $154 million from $113 million in second quarter 2015 as a result of the increase in unfavorable PYD.

Group Benefits

($ in millions)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
Fully insured ongoing premiums[1]	$790	$780	1%
Group life loss ratio	78.1	76.2	(1.9)
Group disability loss ratio	79.9	80.8	0.9
Total loss ratio	78.5	77.6	(0.9)
Expense ratio	25.1	25.0	(0.1)
Net investment income	$88	$95	(7%)
Net income	$55	$56	(2%)
Core earnings	$46	$56	(18%)
Net income margin	6.0%	6.3%	(0.3)
Core earnings margin	5.1%	6.3%	(1.2)

[1]	Fully insured ongoing premiums exclude buyout premiums and premium equivalents

Group Benefits net income in second quarter 2016 was $55 million, a slight decrease from $56 million in second quarter 2015. The decrease was primarily due to lower group life results and lower net investment income, partially offset by higher premiums and net realized capital gains. As a result, second quarter 2016 net income margin declined to 6.0% from 6.3% in second quarter 2015 and the core earnings margin, which excludes net realized capital gains, declined to 5.1% from 6.3% in second quarter 2016.

Second quarter 2016 total loss ratio was 78.5, an increase of 0.9 point compared with second quarter 2015. The increase in the total loss ratio compared with second quarter 2015 was due to a 1.9 point increase in the group life ratio partially offset by a 0.9 point improvement in the group disability ratio. The increase in the group life loss ratio resulted from increased group life claims severity, while the decline in the group disability loss ratio was due to increased pricing and improved incidence trends, partially offset by an increase in long-term disability claim severity. The expense ratio was essentially flat, increasing 0.1 point from second quarter 2015 to 25.1 in second quarter 2016.

Second quarter 2016 fully insured ongoing premiums were $790 million, up 1% from second quarter 2015. Second quarter 2016 fully insured ongoing sales were $80 million, which increased 38% compared with second quarter 2015 due to one new account.

Talcott Resolution

($ in millions)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
Net income	$104	$217	(52)%
Less: Unlock benefit, before tax	18	47	(62)%
Less: Net realized capital gains including DAC, excluded from core earnings, before tax	3	11	(73)%
Less: Net reinsurance gain on dispositions, before tax	—	8	(100)%
Less: Income tax expense on items not included in core earnings	(8)	(20)	60%
Core earnings	$91	$171	(47)%
Variable annuity contract count (in thousands)	571	634	(10)%
Fixed annuity and other contract count (in thousands)	125	134	(7)%

Talcott Resolution net income in second quarter 2016 was $104 million, a 52% decrease from second quarter 2015, due to a second quarter 2015 tax benefit and lower investment income from LPs. In addition, second quarter 2016 had a lower unlock benefit compared with second quarter 2015 and fee income decreased due to the runoff of the individual annuity blocks. The second quarter 2015 tax benefit of $48 million resulted from the conclusion of a federal tax audit for years 2007 to 2011. Investment income on LPs was $8 million, after-tax, in second quarter 2016 compared with investment income on LPs of $31 million, after-tax, in second quarter 2015.

Second quarter 2016 core earnings in Talcott Resolution were $91 million compared with $171 million in second quarter 2015. The majority of the $80 million decrease was due to the $48 million tax benefit in second quarter 2015 and the decrease in investment income from LPs.

Variable annuity and fixed annuity contract counts as of June 30, 2016 declined 3% and 2%, respectively, from March 31, 2016 and declined 10% and 7%, respectively, from June 30, 2015, reflecting normal surrender activity and the impact of the company’s fixed annuity contractholder initiative, which ended in November 2015.

Mutual Funds

Mutual Fund net income in second quarter 2016 was $20 million, down 9% from $22 million in second quarter 2015 due to lower fee income due to a decrease in assets under management (AUM). Average total Mutual Funds segment AUM decreased to $90.9 billion at the end of second quarter 2016 compared with $95.8 billion at the end of second quarter 2015 primarily due to the steady runoff of Talcott AUM. Sales for second quarter 2016 were consistent with the prior year period. Mutual Fund net flows for second quarter 2016 decreased compared with second quarter 2015 due to higher redemptions.

Corporate

Corporate net income in second quarter 2016 was $4 million compared with a net loss of $71 million in second quarter 2015. Corporate results improved $75 million, after-tax, primarily due to a $53 million tax benefit from the reduction of the deferred tax valuation allowance on capital loss carryovers in second quarter 2016 and a $14 million charge for loss on extinguishment of debt, after-tax, in second quarter 2015, both of which are excluded from core losses.

Corporate core losses were $50 million in second quarter 2016, a $3 million improvement from core losses of $53 million in second quarter 2015 due to a $3 million, after-tax, reduction in interest expense as a result of the company's debt repayments over the past 12 months.

INVESTMENTS

($ in millions before tax)	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
Total investments	$75,144	$74,440	1%
Net investment income	$735	$796	(8)%
Net investment income from LPs	$40	$94	(57)%
Net impairment losses, including mortgage loan loss reserves	$7	$11	(36)%
Annualized investment yield[1]	4.2%	4.5%	(0.3)
Annualized investment yield from LPs	6.1%	12.9%	(6.8)
Annualized investment yield, excluding LPs	4.1%	4.1%	—

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement and securities lending collateral, if any, and derivatives book value

Total investments increased to $75.1 billion at June 30, 2016 compared with $74.4 billion at June 30, 2015. The increase in total investments reflects a significant decline in interest rates,

partially offset by the impact of the continued runoff of Talcott Resolution. Invested assets in Talcott Resolution were $32.6 billion at June 30, 2016, a 2% reduction compared with June 30, 2015.

Second quarter 2016 net investment income totaled $735 million, before tax, an 8% decrease from second quarter 2015 principally due to lower investment income on LPs, which totaled $40 million, before tax, in second quarter 2016 compared with $94 million, before tax, in second quarter 2015. The decrease in investment income on LPs was largely due to lower income from private equity and real estate partnerships. Excluding the impact of LPs, net investment income was down 1% compared with second quarter 2015.

Second quarter 2016 annualized investment yield declined to 4.2%, before tax, from 4.5%, before tax, in second quarter 2015 primarily due to lower investment income on LPs. Second quarter 2016 annualized investment yield on LPs was 6.1%, before tax, compared with 12.9%, before tax, in second quarter 2015. Second quarter 2016 annualized investment yield excluding LPs was 4.1%, before tax, consistent with second quarter 2015, although low reinvestment rates will continue to impact the total annualized investment yield.

The credit performance of the investment portfolio remained strong in second quarter 2016, with net impairment losses totaling $7 million, before tax, compared with $11 million, before tax, in second quarter 2015.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Jun 30, 2016	Dec 31 2015	Change
Stockholders' equity	$18,559	$17,642	5%
Stockholders' equity (ex. AOCI)	$17,659	$17,971	(2)%
Book value per diluted share	$47.02	$42.96	9%
Book value per diluted share (ex. AOCI)	$44.74	$43.76	2%
Common shares outstanding	387.9	401.8	(3)%
Common shares outstanding and dilutive potential common shares	394.7	410.7	(4)%

The Hartford’s stockholders’ equity was $18.6 billion as of June 30, 2016, a 5% increase from $17.6 billion as of Dec. 31, 2015. The increase was largely due to a $1.2 billion increase in AOCI from Dec. 31, 2015, which largely reflects the impact of lower interest rates on the company's fixed income investment portfolio. The company's common share repurchases of $700 million and common share dividends of $166 million during the first six months of 2016 exceeded net income of $539 million.

Excluding AOCI, stockholders' equity was $17.7 billion as of June 30, 2016, a 2% decrease compared with Dec. 31, 2015, as the company's common share repurchases and common share dividends exceeded net income for the first six months of 2016.

Common shares outstanding at June 30, 2016 decreased 3% from Dec. 31, 2015 to 387.9 million due to the repurchase of 16.2 million common shares, slightly offset by the issuance of shares for stock-based compensation awards. Common shares outstanding and dilutive potential common shares as of June 30, 2016 decreased 4% from Dec. 31, 2015 to 394.7 million due to share repurchases, slightly offset by stock-based compensation awards and the conversion of warrant shares into common equity.

The company's current capital management plan authorized $4.375 billion for equity repurchases from Jan. 1, 2014 through Dec. 31, 2016. As of July 27, 2016, the company has repurchased $3.834 billion of common shares and warrants, including $89 million of common shares since June 30, 2016, leaving approximately $541 million for equity repurchases through Dec. 31, 2016.

Book value per diluted share was $47.02 as of June 30, 2016, up 9% compared with Dec. 31, 2015, as a result of a 5% increase in stockholders' equity due principally to the increase in AOCI during the first half of 2016 and the 4% decrease in common shares outstanding and dilutive potential common shares.

Excluding AOCI, book value per diluted share as of June 30, 2016 rose 2% to $44.74 from $43.76 as of Dec. 31, 2015. The increase in book value per diluted share, excluding AOCI, was due to a 4% decrease in common shares outstanding and dilutive potential common shares, partially offset by a 2% decrease in stockholders' equity, excluding AOCI.

CONFERENCE CALL
The Hartford will discuss its second quarter 2016 financial results in a webcast at 9 a.m. EDT on Friday, July 29, 2016. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for June 30, 2016 and the Second Quarter 2016 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

HIG-F

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,650	$976	$—	$790	$—	$28	$—	$3,444
Fee income	—	—	—	18	172	231	1	422
Net investment income	226	33	33	88	1	348	6	735
Other revenues	23	—	—	—	—	—	—	23
Net realized capital gains (losses)	25	4	6	16	—	3	(1)	53
Total revenues	1,924	1,013	39	912	173	610	6	4,677
Benefits, losses, and loss adjustment expenses	1,024	869	269	634	—	346	—	3,142
Amortization of deferred policy acquisition costs	242	89	—	7	6	24	—	368
Insurance operating costs and other expenses	320	141	6	196	135	115	(1)	912
Interest expense	—	—	—	—	—	—	85	85
Total benefits and expenses	1,586	1,099	275	837	141	485	84	4,507
Income (loss) before income taxes	338	(86)	(236)	75	32	125	(78)	170
Income tax expense (benefit)	98	(33)	(82)	20	12	21	(82)	(46)
Net income (loss)	240	(53)	(154)	55	20	104	4	216
Less: Unlock benefit, before tax	—	—	—	—	—	18	—	18
Less: Net realized capital gains (losses) including DAC, excluded from core earnings, before tax	25	4	6	15	—	3	(2)	51
Less: Income tax benefit (expense)	(9)	(2)	(6)	(6)	—	(8)	56	25
Core earnings (losses)	$224	$(55)	$(154)	$46	$20	$91	$(50)	$122

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended June 30, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,623	$966	$—	$780	$—	$22	$—	$3,391
Fee income	—	—	—	16	184	266	3	469
Net investment income	239	34	34	95	—	390	4	796
Other revenues	20	—	—	—	—	—	—	—
Net realized capital gains (losses)	(7)	(1)	2	2	—	11	2	9
Total revenues	1,875	999	36	893	184	689	9	4,685
Benefits, losses, and loss adjustment expenses	972	713	199	618	—	310	—	2,812
Amortization of deferred policy acquisition costs	237	90	—	8	6	50	—	391
Insurance operating costs and other expenses	302	135	6	191	144	119	11	908
Interest expense	—	—	—	—	—	—	89	89
Loss on extinguishment of debt	—	—	—	—	—	—	21	21
Net reinsurance gain on dispositions	—	—	—	—	—	(8)	—	(8)
Restructuring and other costs	—	—	—	—	—	—	2	2
Total benefits and expenses	1,511	938	205	817	150	471	123	4,215
Income (loss) before income taxes	364	61	(169)	76	34	218	(114)	470
Income tax expense (benefit)	105	20	(58)	20	12	1	(43)	57
Net income (loss)	259	41	(111)	56	22	217	(71)	413
Less: Unlock benefit, before tax	—	—	—	—	—	47	—	47
Less: Net realized capital gains (losses) including DAC, excluded from core earnings, before tax	(8)	(1)	2	—	—	11	2	6
Less: Restructuring and other costs, before tax	—	—	—	—	—	—	(2)	(2)
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	—	(21)	(21)
Less: Net reinsurance gain on dispositions, before tax	—	—	—	—	—	8	—	8
Less: Income tax benefit (expense)	3	—	—	—	—	(20)	3	(14)
Core earnings (losses)	$264	$42	$(113)	$56	$22	$171	$(53)	$389

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2016, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Jun 30 2016	Dec 31 2015	Change
Book value per diluted share, including AOCI	$47.02	$42.96	9%
Less: Per diluted share impact of AOCI	$2.28	$(0.80)	NM
Book value per diluted share, excluding AOCI	$44.74	$43.76	2%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2016 and 2015, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2016.
Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above. A reconciliation of net income (loss) to core earnings for the quarterly periods ended June 30, 2016 and 2015, is included in this press release.
Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended June 30, 2016 and 2015 is provided in the table below.

	Three Months Ended
	Jun 30 2016	Jun 30 2015	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income per share	$0.54	$0.96	(44)%
Less: Unlock benefit, before tax	0.05	0.11	(55)%
Less: Net realized capital gains including DAC, excluded from core earnings, before tax	0.13	0.01	NM
Less: Loss on extinguishment of debt, before tax	—	(0.05)	100%
Less: Net reinsurance gain on dispositions, before tax	—	0.02	(100)%
Less: Income tax benefit (expense) on items excluded from core earnings	0.05	(0.04)	NM
Core earnings per share	$0.31	$0.91	(66)%

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended June 30, 2016 and 2015, is set forth below.

	Three Months Ended
Margin	6/30/2016	6/30/2015	Change
Net income margin	6.0%	6.3%	(0.3)
Less: Effect of net capital realized gains, net of tax on after-tax margin	0.9%	—%	0.9
Core earnings margin	5.1%	6.3%	(1.2)

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended June 30, 2016 and 2015, is set forth below.

	Three Months Ended
	Jun 30 2016	Jun 30 2015
Commercial Lines
Net income	$240	$259
Add: Income tax expense	98	105
Less: Other income	—	2
Less: Net realized capital gains (losses)	25	(7)
Less: Net investment income	226	239
Less: Net servicing income	5	4
Underwriting gain	$82	$126

Personal Lines
Net income (loss)	$(53)	$41
Add: Income tax expense (benefit)	(33)	20
Less: Other income	—	18
Less: Net realized capital gains (losses)	4	(1)
Less: Net investment income	33	34
Less: Net servicing income	—	2
Underwriting gain (loss)	$(123)	$8

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior year development (PYD) (also referred to as Current Accident Year (CAY) combined ratio before catastrophes) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD for individual reporting segments can be found in this press release under the headings Commercial Lines and Personal Lines.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Market and Political Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market conditions, financial impacts relating to the announcement of the referendum vote on June 23, 2016 by the United Kingdom to leave the European Union, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, commodities prices and implied volatility levels; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the uncertain effects of emerging claim and coverage issues; actions by our competitors, many of which are larger or have greater financial resources than we do; technology changes, such as usage-based methods of determining premiums, advancement in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the Company's products, impact the frequency or severity of losses, and/or impact the way the Company markets, distributes and underwrites its products; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value;

Regulatory and Legal Risks: the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements;

Other Strategic and Operational Risks: risks associated with the runoff of our Talcott Resolution business; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the Company; the potential for difficulties arising from outsourcing and similar third-party relationships; and the Company’s ability to protect its intellectual property and defend against claims of infringement.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.